Capstone Companies, Inc.

Second Quarter 2018 Financial Results

August 15, 2018

C O R P O R A T E   P A R T I C I P A N T S

Aimee Gaudet, Corporate Secretary

Stewart Wallach, President, Chief Executive Officer

Gerry McClinton, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Mike Levine, private investor

P R E S E N T A T I O N

Operator:

Greetings, and welcome to the Capstone Companies Second Quarter 2018 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Aimee Gaudet, Corporate Secretary for Capstone Companies. Thank you; you may begin.

Aimee Gaudet:

Thank you Matt, and good morning to everyone. I'd like to take a moment to apologize for anyone who signed on early - there was a typo on the earlier release.

On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer. They will be discussing the second quarter results as well as give us an update on the strategy and outlook, followed by a question-and-answer session. If you do not have the release that was distributed yesterday afternoon, it is available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's presentation. These statements apply to future events which are subject to risk and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today. These factors are outlined in our earnings release as well as in the documents filed by the Company with the Securities and Exchange Commission, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

With that, I'll turn it over to you, Stewart.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Stewart Wallach:

Thank you Aimee, and good morning to everyone. I appreciate your time with us today. Before introducing Gerry to review the Q2 2018 financial results, I'd like to discuss Capstone's stock, its value, and the actions we're taking relative to moving forward.

Before doing so, I'd like to take a few moments to review some observations made in our Q1 webcast regarding 2018 revenues as they are applicable to today's discussion. As reported in our previous Q1 filings, Capstone experienced a decline in its revenue of $2.7 million as compared to Q1 2017. A specific retailer's projections for our categories in Q3 and Q4 of 2017 were very strong and inventory support levels reflected their optimism. Their projections and relative ordering were based upon two key factors:  one, branding the product Duracell as opposed to Capstone; and two, being one of select featured products in their Q3 coupon publication. I would like to point out that our retail partner had projected a 30% to 40% increase as a result of these two factors. The subject program did not meet the ambitious expectations as projected by the retailer, and this resulted in carryover inventories after the Christmas selling season at year-end 2017. I should point out that this is the first time this has occurred with Capstone Christmas promotion business and was entirely unexpected.

We had two options available to us at the time to deal with this, and we opted to extend the selling period to address the carryover inventories as opposed to contributing funding which could have amounted to as much as a million dollars to accelerate the sell-through. Having closed the strongest year in the Company's history in 2017, we were in a very strong financial position at the time and our decision-making was not pressured by short-term considerations. We had satisfied all debt and our balance sheet reflected $3 million in cash at year-end 2017. By opting to extend the selling period opposed to providing liquidation funds, we did not abandon our business model criteria, which could have created a precedent for situations similar to this in the future. While revenues were expected to decline in 2018 as a result of this decision, we are confident this was the most responsible path to follow and would allow us to move forward in a positive and unencumbered manner.

As stated, we anticipated the revenue decline in the first half, but frankly we calculated the recovery through new product placement much more quickly. On a positive note, we now have our first product placement for 2018 in Costco nationwide - it's called the LED Indoor-Outdoor Motion Sensor Light. There is a photograph of the in-store placement on our Facebook page - feel free to take a look at that. We also now have our second product scheduled for market testing in September. This product, following a successful test, would be the first considered for early 2019 placement. Comparatively, last year at this time, we had our third product hitting the shelves, and moreover the aforementioned build-up of the Duracell product occurred in Q2 and Q3, resulting in record-breaking revenues. As you can see, on top of these record-breaking revenue inventory build-up, we missed two promotional cycles which now affects Q2 revenues. Our Hoover Home LED program has remained stable and continues to perform at Sam's Clubs nationwide.

Concurrently, we are dealing with challenges brought on by the country's current administration. While numerous conversations took place with retailers, manufacturers and others involved in exporting over the past six months, there was little action we could take as these matters were not in our control. Everyone was hoping cooler heads would prevail, but at the same time took cautions to avoid possible financial setbacks. The threat of increased tariffs was a major point of discussion with our partners as it related to existing products specifically. Let's put this in perspective.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

The products we currently sell, our current product line have established retail price positions with their customer base. As such, retailers expressed serious concerns about raising those prices substantially in the event increased tariffs were applied. Our direct import business model has proven very successful over the past several years and has not built in margin to cover duties, freight, or handling costs. The retailer is the importer of record but due to the uncertainty of maintaining their current landed costs as a result of possible tariffs, there was much debate with us about our ability to support offsetting tariff increases.

Clearly as stated, our margins do not allow for this, and we decided to address this state of business in two ways while declining reducing our selling prices as an offset. First, on existing product lines, we dedicated resources to investigate alternate sources of supply within other areas of the Pacific Rim. This action has been underway since the beginning of 2018 and is progressing well. Secondly was to further amp up our efforts in developing new products that do not have an established retail price position. This supports our short-term and long-term strategies as we have been in extensive development of a new category of products which we are referring to as connected surfaces.

Relative to the first point, we've been working diligently overseas with alternate manufacturers in what's known as the ASEAN countries, the Association of Southeast Asian Nations. These countries will potentially be negatively affected if the trade war in China escalates as they play an important role in the value chain to Chinese product manufacturers by supplying components, and their businesses will be reduced significantly. Conversely, to offset possible attrition, they are very open and have been very open with us to establishing a new direct relationship with importers that do not rely specifically on China for the final assembly of the products. Capstone represents such an opportunity particularly as it relates to our new connected surfaces program.

On point number 2 relative to the new products, our focus is paralleled both in China and outside of China to hedge Capstone against the uncertainty resulting from the looming trade debate. Our new category, connected surfaces, will be produced in China and in at least one of the ASEAN countries, Southeast Asian nations. In that way, should the Chinese-U.S. trade relations resolve with a reasonable outcome, we will be able to continue production in China as the volume of connected surfaces develops, or if not, we will be positioned to produce product in the Southeast Asian region. There is much coordination necessary to organize the supply chain and that effort is well underway. Samples of the connected surfaces program are being produced in both regions in preparation for the launch at the January 2019 Consumer Electronics Show.

These are the practical issues that Capstone is responsibly addressing, but the uncertainty that has been the topic of discussion for the past six months relative to the trade tariffs has significantly impacted our market as promotional scheduling for the back half of the year has been reduced. Relative to this new reality, Capstone's combined experience of 75 years in importing puts us at a significant advantage and we will resume our successful story by transitioning manufacturing where possible and maintaining our intense focus on new products in new regions. This coincides with the retailers' initiatives of promoting categories and products that are entirely new, unique, and have no established retail price positions to disrupt.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Before I turn the call to Gerry to review the financials, I'd like to comment on the stock value. We have received a number of inquiries from shareholders regarding the decline in our stock price over the past several months. The recent declines have heightened the awareness of us all, but it is important to point out that the stock decline has been progressive and evident even prior to Q1 2018 financial results being filed. To remind you, 2017 was a record year in revenues, profits, and we retired all debts to the Company, yet the stock continued to decline. While I appreciate the input from many of you and I personally share your frustrations, it is important to remain objective and recognize the fact there's been a selloff that does not seem to be triggered by our financial performance. January through July triggered an estimated 5.6 million shares of stock and the April to date period particularly indicates a selloff, regardless of what the price is.

We can speculate on this, but at the end of the day, it appears that some large holder that most likely dated back to pre-Capstone management control has determined to liquidate their holdings. Shareholders that have been following our Company since 2015 have been very supportive and frankly do not have the shareholdings that could result in this volume of trading. Moreover, insiders have not sold a single share of stock in that same timeframe.

Unlike many microcap companies, we pride ourselves on being transparent and open on our achievements as well as our challenges. I urge you to do your due diligence, review the filings, listen to the webcasts, and you will see a consistent story and a Management team that understands the business world and continues to build on the Company's fundamentals. We are embarking on launching a new category of product while maintaining our LED business as the market permits, and as soon as the necessary testing and prototyping is completed, we will share more insight at that time on the new programming. We are targeting the 2019 Consumer Electronics Show in Las Vegas as our launch and anticipate unfolding the story by the end of Q3, beginning of Q4 in prep for that.

While we continue to follow our business strategy and work diligently toward our new product introductions, there is little we can do to reverse the impact of the reduced promotional scheduling that has occurred, for the reasons I previously mentioned. Twenty seventeen was the culmination of three years of solid business building practices and delivered us to a very sound financial position which is enabling us to underwrite the short-term revenue setbacks without impeding our growth initiatives in the areas of product development.

In closing, you will be pleased to know we will be undergoing a number of marketing initiatives, including but not limited to PR, IR, product publicist, new website development and sales force expansion, and more to coincide with the launch of our new connected surfaces programming. I'd like to thank our long-time shareholders for your continued support, and I welcome prospective and new shareholders as we work through the 2018 challenges and get ready for our 2019 story to unfold.

Once again, I would like to reiterate how important it is to do your due diligence. Please review our filings, listen to our webcasts particularly for the last few years. Your Management team remains resolute and committed to seeing these initiatives through, as it has for the last several years.

With that, I'll turn the call over to Gerry.

Gerry McClinton:

Thank you, Stewart, and good morning everyone. Let's go straight to the numbers and explain what happened in the quarter.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Net loss for the three months ended June 30, 2018 was $351,600 compared to a net income of $901,400 in 2017 - that's an income reduction of $1.253 million in the period. Net loss for the six months ended June 30, 2018 was $542,300 compared to a net income of $1.152 million in 2017 - that's an income reduction of $1.694 million for the period. The net income reduction in the six months was purely the result of reduced revenues in the period. Revenues for the three months ended June 30, 2018 and 2017 were $2.1 million and $10.2 million respectively - that's a reduction of $8.1 million. Revenue for the six months ended June 30, 2018 and 2017 were $6.2 million and $16.9 million respectively - a reduction of $10.8 million.

Now let's take a look at this. Last year, Capstone Lighting, Duracell, Hoover Home branded accent lights accounted for $10.9 million or 64.9% of the total revenue in 2017. Stewart outlined earlier the Duracell program accounted for $6.4 million of that $10.9 million in 2017 sales, which was a special coupon book program as per the retailer's guidelines. It was expected that if Duracell branded products had achieved strong product sell-through, then the program would have been repeated in 2018; however, the program did not perform to plan. At year-end 2017, there was substantial carryover inventories and as a result, the program was extended to wind down and only generated $1 million of sales for sporadic replenishment when needed. This represented a $5.4 million decrease in revenue compared to the same period in 2017.

Also as of June 30, 2017, the other accent LED light brands accounted for $4.5 million of net revenue. This product had been targeted for its end of life at year-end as a new version with motion activation was already purchased for 2018 placement. The retail placement was to follow a two-month hiatus between the old and new program. The thinking was that this would contribute to a more successful new product introduction. This staged implementation is expected to contribute to a more successful new product launch. The combined revenue reduction in accent light category accounted for $9.8 million of the $10.8 million revenue reduction in the period.

International sales for the six months ended June 30, 2018 were $462,300 or 7.5% of net revenue as compared to $1.081 million or 6.8% in the same period of 2017. Also during the six months ended June 30, 2018 and '17, the Company provided retailers with $443,000 and $473,800 respectively of product marketing funds and allowances which were planned to support the transition of new product.

Gross profit and cost of sales - gross profit for the three months ended June 30, 2018 and 2017 was approximately $360,700 compared to $2.643 million respectively as a result of reduced revenue. The gross profit decreased by $2.283 million in the period. The gross margin percentage for lighting products decreased to 17.2% from 25.9% in 2017. The Company provided $333,000 of marketing funds extended for inventory transition that subsequently reduced gross profit percentage by 11.3% in the period.

Gross profit as at June 30, 2018 and 2017 was approximately $1.380 million compared to $4.222 million, a reduction of $2.842 million because of the revenue decrease in the period. The gross margin percentage for lighting products decreased to 22.4% compared to 24.9% in 2016. Again, the impact of the marketing funds reduced 2018 gross profit by approximately 4%.

Total operating expenses - for the three months ended June 30, 2018 and 2017, total operating expenses were $918,600 as compared to $1.304 million in 2017 - that is an expense reduction of $385,400. The following highlights the major reasons for the operating expense fluctuations in the second quarter and six months. As a result of the reduced revenue, sales and marketing expenses in the three months ended June 30, 2018 were $115,500 compared to $564,500 in 2017 - that's a reduction of $449,000. Most of this expense reduction resulted from reduced royalty payments in the quarter, which were $17,100 compared to $296,200 in 2017. Also, sales representative commissions in the quarter were only $4,100 compared to $132,200 in 2017.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Product development expenses for the three months ended June 30, 2018 and 2017 were $123,800 as compared to $66,400 in 2017. The $57,400 increase resulted from investment in initial software and hardware for the new connected surfaces project and also in prototype development. Other general and administrative expenses for the three months ended June 30, 2018 and '17 were approximately $166,700 and $204,100 respectively. As a result of the positive cash position and reduced processing bank fees, bank charges for the period were only $4,600 compared to $56,500 - that's a reduction of $51,800 in the quarter.

For the six months ended June 30, 2018 and 2017, total operating expenses were $2.147 million compared to $2.496 million in 2017 - that's a reduction of $349,000. Sales and marketing expenses for six months ended June 30, 2018 were $478,600 compared to $941,300 in 2017, a reduction of $462,700. Again with the reduced revenue during the six months, royalty payments in 2018 were $186,300 compared to $529,200 in 2017, a reduction of $342,900. Representative commissions were also reduced by $131,000 from $229,000 in 2017 to $97,000 in 2018.

Product development expenses for the six months ended June 30, 2018 and '17 were $290,000 as compared to $138,000 in 2017 - that's an increase of $152,000. During the period, the Company invested $113,000 in software and hardware development for the new connected surface product category, which also resulted in increased prototype and sample development expense. Other G&A for the six months ended June 30, 2018 and '17 were approximately $341,000 and $382,000 respectively. Bank charges were only $25,000 compared to $87,000, a reduction of $62,000. Insurance liability expense increased slightly by $16,000 in the period as a result of insurance premium adjustments resulting from the higher sales volume in 2017.

Operating income loss - for the three months ended June 30, 2018 and '17, the operating loss was $557,900 compared to an operating profit of $1.339 million in 2017. For the six months ended June 30, 2018 and '17, the operating loss was $766,600 compared to a profit of $1.726 million in 2017.

Other income expense - for the six months ended June 30, 2018 and 2017, other income was $147,300 and $45,000 expense respectively. During the second quarter 2018 in consideration for relocating our offices to a new location, the landlord provided a relocation incentive of $150,000, which is reported as other income in the period. During the six months 2018, the Company had zero debt and incurred zero interest expense compared to $44,000 in 2017.

Provision for income tax - for the six months ended June 30, 2018 and 2017, the benefit for income tax was estimated at $77,000 compared to a provision last year of $530,000.

Net income loss - for the three months ended June 30, 2018, the net loss was $351,600 compared to a net income of $901,400 for 2017. For the six months ended June 30, 2018, the net loss was $542,300 compared to a net income of $1.152 million in the same period.

Let's talk about liquidity and capital resources. Cash balances as of June 30, 2018 were $2.8 million compared to $3.7 million at December 31, 2017, and the Company has made $787,000 of deposits to vendors against future orders that have not yet been shipped. The Company also had available borrowing capacity and not used under the Sterling National Bank financing agreement of approximately $1.7 million compared to $3.7 million in 2017.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Another piece of information, on July 20, 2018 Sterling National Bank's credit line was expanded by $3 million and now allows the Company to borrow up to $10 million, of which $2 million of this line has been allocated as a Capstone expansion credit line available as needed to support the expansion of Capstone's new product category, and is not subject to the bank's advanced conditions as required for the remaining $8 million trade receivable line. As of both June 30, 2018 and 2017, the Sterling Bank loan balance for both years was zero. As of June 30, 2018 and 2017, the Company had no outstanding notes payable to related parties compared to $1.2 million last year.

Cash flows provided by operating activities - cash used in operating activities in the six months ended June 30 was approximately $781,000 compared with $16,000 provided by operating activities in 2017. During the period, $2.3 million of cash was generated by the collection of accounts receivable and a further $132,000 was generated from the reduction of on-hand inventories. This cash was used in underwriting the $542,000 loss in the period and $1.8 million reduction in accounts payable and accrued expenses.

Cash flows used in investing activities during the six months ended June 30, 2018 - the Company has invested $126,000 in property and equipment, including new product molds and updated corporate computer systems. During the quarter 2017, the Company had cash outflows of $15,000 for the purchase of new product tooling, so that's a major cash investment.

Cash used in financing activity - during the six months ended June 30, 2018 and '17, cash used in financing activities was zero and $473,000 respectively. The cash outflow for last year was the result of the Company repurchasing $250,000 of Company shares from Involve LLC, and the Company paid off $223,000 of directors' loans outstanding from 2010 and 2013.

As of June 30, 2018, the Company was in full compliance with all terms pursuant to existing credit facilities.

In summary, the Company is in an excellent capital resource position. Management believes that our cash flow from operations with the new line extension from Sterling National Bank will provide sufficient financial resources for the Company in 2018.

With that, Aimee, I will pass the call over to you.

Aimee Gaudet:

Okay, great. Thanks Gerry. At this time, we'll field some questions via telephone; however, we did receive a number of email inquiries and we'll address those first. Matt, if you want to open up the lines and then if time permits, we'll answer those questions as well.

Operator:

Great. As a reminder for our participants over the phone, if you'd like to ask a question, it is star, one.

Aimee Gaudet:

Okay, so the first question, with the stock price drop and the dramatic reduction in revenue in the first half coupled with the year-to-date losses as of the first half, what positive points can we take out of these results?

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Gerry McClinton:

Aimee, let me answer this. I'm pretty close to the numbers, so let me give you from my perspective.

Aimee Gaudet:

Great, thanks.

Gerry McClinton:

At the end of 2017, the second largest shareholder and director added to his ownership. Moreover, insiders have not yet sold any stock - that to me makes a major positive statement. We have a strong cash position with $2.8 million in the bank and another $780,000 paid out to vendors as deposits, so we're really sitting at about $3.6 million of cash - that's a major positive. As of today, we continue not to incur any Company debt. We have zero debt as of today, which is a major positive.

A major positive, on July 20, 2018, our long-term financial institution, Sterling National Bank extended our credit line from $7 million to $10 million, of which $2 million has been made available for the Capstone expansion. That tells me they know our strategic plan, they've been given a lot of numbers, they see where we're going, and they believe in the direction we're going. Why would they give us an additional $3 million after we've had a $7 million line for years?  That's a major positive.

Our inventory reduced from $140,000 at year end to only $8,000 at the half, which means our inventory is current and we don't have cash tied up in inventory, which also means that as we go through a product transition as Stewart has outlined, we don't have any old inventory to write off - we're clean. That's usually a major problem for many manufacturers. We don't have that problem, which is a major positive.

The Company has made investments in product development and expensed $290,000 in the half - that's up from $138,000 last year, 110% increase, a clear indication of our intent to introduce innovative new products, major positive.

We discussed previously, but for the half our interest was zero compared to $56,000 last year. That has always been our strategic goal, we've accomplished it, and now we have zero interest in the last six months. To me, that's a major positive. We have been very proactive relative to potential tariff fluctuations. We are deep into this research and executing our two-tiered approach, as Stewart outlined earlier in his opening statements. That's a major positive.

Another major positive which investors don't always even really know about, we completed a major office move into a new location as part of our planned expansion. We upgraded our systems and it was seamless.  It didn't impact operations at all, and everything is ready to go. We do have some work to do with our website updates - Stewart alluded to that, but where we are in terms of our structure is very positive.

We're very disappointed in the overall results, but there are many planned positives that we have just taken from those results as well.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Aimee Gaudet:

Thanks Gerry. Thanks for that positive feedback. Second question has to do with the stock as well. The stock value has lost over 50% in the last few months. Can you please share with me what is the plan to increase the value?  Stewart, maybe you can give us…

Stewart Wallach:

Yes, I'll field that, Aimee. As we mentioned in the webcast, the single most important thing that a manager, an executive or business owner can do is to build confidence with their Management teams, Board of Directors and shareholders. Until early 2018, our share price was reflecting that level of confidence. While the share price is a considerable distraction, my focus and that of the management team is on building the business and in term regaining that confidence. At the end of the day, the financial results will tell our story as it has in the past.

That being said, we have been overly cautious and conservative as it relates to promoting our success stories. I am committed to changing that corporate mentality with the advent of the connected surfaces programming. Additionally, as we did in Q1 of this year, when we return to profits and generating cash flow, the Board will be presented with a budget for a stock repurchase program.

Aimee Gaudet:

Great, thank you, Stewart. Third question, seeing the share price going down so far in the last few weeks and not having updates about the new product is making me wonder if the new product will actually be presented at CES 2019, or if there are problems in the production process.

Gerry McClinton:

Let me answer that. There's really two things to consider here as far as this project is concerned. The answer is no. From a funding perspective, we have all the funds allocated to launch the product category, so funds to make this happen is not a problem. From an operational perspective, we are not experiencing or anticipate any glitches that would delay the introduction of the product launch, so I think we're fine.

Aimee Gaudet:

Okay, great. Actually, there's another question with regards to the new product. What is your major concern regarding the new product category?

Stewart Wallach:

Let me handle that, Aimee. My major concern at this point because of the situation overseas would be capacity. Of course, capacity will be a direct concern of a growth spurt, which makes my response a good news/bad news scenario. The other concern that I have, which is the same with any product under any time, is the speed at which the consumers respond and accept the product. If it resonates well with the consumer base, I'm quite confident it will, but at what rate, what speed will that occur?

Aimee Gaudet:

This is a great question, number five. Is the LED product market peaking in terms of consumer demand and introduction of new product categories?

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Stewart Wallach:

You're right, Aimee, this is a great question, and it's very timely. Let's talk about the LED residential business, per se, which is driven primarily by the LED light bulb business. That business being the light bulb, light fixture, has changed from a replacement business where consumers would buy one when one burns out to a conversion business, where people are converting their homes. Research indicates that LED lighting is now mainstream, has a 40% to 50% saturation rate with consumers. Keep in mind that one of the primary characteristics of LED and most appealing to the consumers is the product lifespan, so secondary lighting, which are the categories we are in, are affected by the reduced space currently being allocated to bulbs within our channels of distribution. This reduction of space, reduction of pricing result in less foot traffic, and of course we are a by-product of that foot traffic.

The next growth curve for LED will be a by-product of the smart home transition. We acknowledged this early on, and it is these market observations that instigated our proactive strategy to expanding from LED products only into growth categories and opportunities that will benefit from the smart home evolution.

Aimee Gaudet:

Great, thank you very much.

Gerry McClinton:

Hey Stewart, I just want to add to that, because I also spent a lot of time researching the LED markets and seeing what's going on. As an example of where the old LED markets are, Crete, a major manufacturer in the United States, they just did their 10-K yesterday, and in their lighting products division which would be one of the areas that we are, they went from $701 million down to $568 million this year. That's a 19% reduction, so it's an indicator of where the LED, the old LED market is. Our timing, I think, is perfect.

Aimee Gaudet:

Great, thanks Gerry. Next question, does Capstone have the capital to invest in a substantial marketing campaign?  I think we've…

Gerry McClinton:

Yes, let me answer that Aimee. I don't see a marketing campaign as an obstacle, but the key is once our new products are validated at the buying levels. As I mentioned earlier, we approached the bank for an expansion line which will support expansion of our product lines, marketing campaigns and expansion into human resources as we expand our team here, so we're covered.

Aimee Gaudet:

Great, thanks Gerry. Next question, can you give us the actual number of new product types offered in the new product category?  Maybe Stewart, you can answer this.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Stewart Wallach:

Well, I can't provide specifics relative to the actual number of new product introductions until our supply chains are finalized. What I can tell you is unlike the earlier years of Capstone where our strategy was to stay under the radar through limited channel distribution and avoid competition by large companies, our strategy for the connected surfaces is 180 degrees from that. The category is intended to substantially expand our channel reach and competitive involvement would be welcomed because no one company will be able to satisfy the global demand, and moreover like I mentioned earlier, the speed of which consumers respond to the category will be directly related to the amount of exposure received in the general public area.

Aimee Gaudet:

Thank you for that. Next question - I am a shareholder and was looking at your SEC filings. I see that the last S-8 form of the Company was filed on 12/10/2012. Why hasn't the Company published any S-8 forms since that date?

Gerry McClinton:

I'll probably take that one. That's a good question. The Company has relied on private offering exemptions for issuances of options in the past. We have not filed a Form S-8 because the Company's issuance of stock options has been so limited in terms of number of recipients and number of option shares, and indeed the options have generally been held without being exercised or could have expired. Public companies that have extensive offerings and issuance of stock options typically file Form S-8s to cover such extensive issuances to many officers, directors, and employees under those option plans, but the filing of a Form S-8, which it provides many benefits, it's not mandatory if private offering exemptions are available and where, as is the case of our Company, the transactions are very, very limited.

The offer and an issuance of stock options is also exempted from registration under the State of Florida and Virginia statutes. The Company is incorporated in Florida and issuance of options have only been in Florida and Virginia, where we have one director that's located.

Aimee Gaudet:

Great, thanks for that detailed response. This happens to be our last question that we received via email. As a long-term shareholder, I always appreciate your straightforwardness and commitment to doing things in a disciplined and planned manner; however, I certainly wish the stock was back to its earlier 2018 price. Even at that price, based upon the profits of the Company, the stock was undervalued in my opinion. That aside, I want to share your optimism which is greatly based upon the expansion beyond LED to connected surfaces. Can you tell us a few facts that drove your decision to move in this direction?

Stewart Wallach:

Thank you for your interest and the thought that went into that question. I don't have all the facts in front of me, but I do have a few data points off the top of my head that should provide some color to your inquiry. It's a fact that today's population is more connected than ever. Smartphones, tablets, broadband subscriptions have expanded consistently from 2010 through 2018. Each of these respective format of appliance formats share the same capability of access to content and data. U.S. smartphone users exceeded approximately 220 million in 2017, and the adoption of technology and usage continues to increase.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Along these lines, although my percentages, as I say, may not be exact, consider the following. Internet today is used by approximately 90% of the public; broadband subscriptions, fixed subscriptions in homes approximating 75%; smart home ownership hovers around 80%; social media is exceeding 70%. All of these data points support why we are so encouraged by the connected surfaces category, but the potential is staggering. We are tapping into the largest consumer audiences.

I'll leave you with this one thought, which I think summarizes this nicely. The U.S. Census indicates there's approximately 135 million housing units in America. Of those, approximately 106 million plus or minus have a fixed broadband subscription. If our category, which requires Wi-Fi connectivity, were to reach only 2% of that 106 million consumers, an estimated 2 million people would participate in the business as adoption and usage rates continue to grow. The category could prove to be explosive. We are focusing in on relevant and current buying habits and trends, and unlike we did in our early days, I reiterate the fact that we are going to pursue vigorously channel reach, channel expansion. We will advertise our products, we will tell our story openly because I am less concerned about telegraphing our messages to competition in areas where margins and business growth is so restricted.

This is an open field, and while I again say I expect competition in the area, we will welcome that competition because no one company can possibly supply the global demand and the speed at which consumers will respond and react to the category will be directly related to the amount of exposure it receives.

That is where my enthusiasm comes from and that is why we are so encouraged with the introduction of connected surfaces.

Aimee Gaudet:

Great, thank you, Stewart. I think, Matt, we can open up the lines for one question. We don't have a lot of time.

Operator:

Okay. Once again as a reminder for participants over the phone, it is star, one if you would like to ask a question. We'll pause one moment here while we poll for questions.

Once again, it is star, one if you'd like to ask a question.

If there are no further questions, I would like to turn the floor back over to Management now for any closing comments.

Aimee Gaudet:

Stewart, did you want to close with something?

Stewart Wallach:

No Aimee, but I just received a notification, I believe somebody is trying to place a call.

Aimee Gaudet:

Okay, let me…

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Stewart Wallach:

He is saying that it's in the queue.

Aimee Gaudet:

Matt, you can take…

Operator:

Okay, yes. We do have a question here that came through from Mike Levine. Please go ahead.

Mike Levine:

Hi, good morning everyone.

Aimee Gaudet:

Morning.

Stewart Wallach:

Mike, how are you?

Mike Levine:

Fine. I'm just going to ask a general question. Where do you see Capstone nine months from now?

Stewart Wallach:

I'm sorry, that didn't come through. Would you repeat it?

Mike Levine:

Yes, sure. Where do you see Capstone nine months from now?

Stewart Wallach:

Well, I would say it's very difficult to fully appreciate and not over-anticipate the success. We see it as a more—and our business strategy supports this point, everything we're doing relative to the new programs and expansions are to broaden our reach, both as a customer base and consumer base. With the successful launch and with the investments we're going to be making into publicity, product publicity, IR, PR, etc., I expect Capstone to become a far more visible company, and as we start to ramp up our volumes, and I can assure you that this shift in thinking as it relates to being more protective about who we are and what we were is going to change dramatically. I think and I believe that Capstone will be a highly recognized player in the field of smart home evolution and will become a very visible operation.

Mike Levine:

Okay, thank you.

Capstone Companies, Inc. – Second Quarter 2018 Financial Results, August 15, 2018

Operator:

Great, thank you. Those are all the questions we have in the queue. Management, did you want to make any final closing comments here?

Stewart Wallach:

This is Stewart speaking, I'll just say this. I certainly hope—you know, it's an uncomfortable thing talking about a company that is going through a transition like this, but I certainly hope that our sincerity came through on the call. We did anticipate a good deal of this, maybe not to the extent. We did plan for it, and the Company is in a very sound position. But, at the same time, we always want to be very open. We want you to understand the challenges that Management is faced with because we actually believe that it will enable you to develop further respect for us as we accomplish our mission relative to overcoming many of these obstacles. It's a small company but it's not an easy business, and we are all very bullish, working very hard, and while again I particularly share the frustration of the stock value, I do believe this will correct itself, and be corrected as a result of some of the investments and storytelling that's going to be proceeding in Q3 and Q4.

Again, I thank you all for your support, thank you for your participation, and I urge you please do not let the stock price in and of itself be the only indicator that you're looking at. Please do your due diligence, look at the Company, see the previous filings. Your Management has performed exceptionally over the last few years, and we will resume that activity very shortly.

Thanks again, and we'll call that a day.

Operator:

This concludes today's teleconference. You may disconnect your lines at this time. Thank you again for your participation.